CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 2-89275 and 811-3954) of our reports dated March 29, 2017 on the financial statements and financial highlights of Dreyfus AMT-Free Tax Exempt Cash Management (formerly, Dreyfus Tax Exempt Cash Management) and Dreyfus California AMT-Free Municipal Cash Management (two of the series comprising Dreyfus Tax Exempt Cash Management Funds) (each a “Fund”) included in each Fund’s annual report for the fiscal year ended January 31, 2017.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

May 24, 2017